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                                                                            F-15
                                                                      Exhibit 11

                       SAFECO Corporation and Subsidiaries
                         Computation of Income Per Share

Year Ended December 31                                 1995             1994           1993
----------------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)

Primary Income Per Share
    Of Common Stock*

         1.  Average number of common
                 shares outstanding                   125,961         125,944          125,758
                                                  --------------------------------------------

         2.  Additional common shares
                 assumed issued under the
                 treasury stock method                    613             470              708
                                                  --------------------------------------------

         3.  Net Income                              $398,959        $314,374         $428,778
                                                  --------------------------------------------

         4.  Primary Net Income per share
                 of common stock (L.3 /L.1)          $   3.17        $   2.50         $   3.41
                                                  --------------------------------------------


       * Per share amounts are adjusted for the 2-for-1 split in December, 1995.